Exhibit 99.1

INTERVEST BANCSHARES CORPORATION

ONE ROCKEFELLER PLAZA/NEW YORK, N.Y. 10020-2002

TEL: (212) 218-2800 / FAX: (212) 218-2808

NEWS FOR RELEASE UPON RECEIPT

(April 15, 2014)

INTERVEST BANCSHARES CORPORATION

Reports 2014 First Quarter Earnings Increase 12% to $3.8 Million or $0.17 per share

Intervest Bancshares Corporation (IBC) (NASDAQ-GS: IBCA), parent company of Intervest National Bank (INB), today announced that its net earnings for the first quarter of 2014 (Q1-14) increased 12% to $3.8 million, or $0.17 per share, from $3.4 million, or $0.16 per share, for the first quarter of 2013 (Q1-13).

Since 1993, Intervest has been engaged in commercial and multifamily real estate mortgage lending with an emphasis on cash flowing properties located mostly on the East Coast of the U.S. Most recently, Intervest has also expanded its lending market to include some Midwest and Western states, primarily in loans on single tenant credit and non-credit (triple-net leased) retail properties. Intervest’s lending operation is highly personalized and targeted to provide customized financing solutions for real estate acquisitions and operations. Intervest does not make construction or land development loans or single family home loans.

Operating Summary

•	There were no preferred dividend requirements in Q1-14, compared to $0.5 million in Q1-13, due to the repurchase and retirement of IBC’s preferred stock (TARP) during June and August 2013.

•	Net interest and dividend income increased 13% to $10.2 million in Q1-14, from $9.0 million in Q1-13, reflecting a higher net interest margin. The margin (exclusive of loan prepayment income) benefitted from lower deposit costs and increased to 2.73% in Q1-14 from 2.37% in Q1-13.

•	A credit for loan losses of $0.5 million was recorded in Q1-14, compared to a $1.0 million credit in Q1-13. The amount for Q1-14 reflected the upgrade of one performing TDR loan due to an increase in the loan’s collateral value. The Q1-13 credit was primarily the result of $1.1 million of cash recoveries of prior charge offs from settlements of litigation relating to foreclosure actions.

•	No provision for real estate losses was recorded in Q1-14, compared to $0.6 million in Q1-13. The amount for Q1-13 reflected decreases in the estimated fair value of a number of properties owned through foreclosure (REO).

•	Noninterest income (inclusive of loan prepayment income) remained relatively unchanged at $0.8 million in Q1-14, compared to $0.7 million in Q1-13, as a lower level of loan prepayment income was offset by a decrease in security impairment charges.

•	Real estate expenses, net of rental and other income, amounted to $0.2 million in Q1-14, compared to net income of $0.9 million in Q1-13. The income for Q1-13 reflected $1.5 million of cash recoveries of expenses from litigation settlements. Excluding the recoveries, real estate expenses would have amounted to $0.6 million Q1-13.

•	Operating expenses increased to $4.6 million in Q1-14, from $4.2 million in Q1-13, primarily due to normal salary increases, awards of bonuses to employees and higher stock compensation expense, partially offset by a decrease in FDIC insurance expense.

•	Our efficiency ratio, which measures our ability to control expenses as a percentage of revenues, continued to be favorable and was 41% in Q1-14, compared to 42% in Q1-13.

Balance Sheet Summary

•	Assets increased to $1.60 billion at March 31, 2014, from $1.57 billion at December 31, 2013, reflecting increases of $54 million in cash and short-term investments and $15 million in loans, partially offset by a $38 million decrease in security investments.

•	Loans outstanding increased to $1.15 billion at March 31, 2014, from $1.13 billion at December 31, 2013.

•	Loan originations increased to $67 million in Q1-14, from $62 million in Q1-13. Loan repayments decreased to $52 million in Q1-14 from $86 million in Q1-13.

•	Deposits increased to $1.30 billion at March 31, 2014, from $1.28 billion at December 31, 2013.

•	Stockholders’ equity increased to $202 million at March 31, 2014, from $197 million at December 31, 2013, reflecting primarily an increase in retained earnings of $3.8 million.

•	INB was well-capitalized at March 31, 2014 with regulatory capital ratios as follows: Tier One Leverage - 15.55%; Tier One Risk-Based Capital - 19.84%; and Total Risk-Based Capital - 21.10%.

•	Book value per common share increased to $9.16 at March 31, 2014, from $8.99 at December 31, 2013.

Asset Quality Summary

•	Nonaccrual loans totaled $38.7 million at March 31, 2014, compared to $35.9 million at December 31, 2013, and included certain restructured loans (TDRs) at each period of $32.6 million and $33.2 million, respectively. The TDRs were current, have performed in accordance with their restructured terms and had a weighted-average interest rate of approximately 4.6% at each date.

•	Accruing TDR loans amounted to approximately $13 million at March 31, 2014 and December 31, 2013. These loans had a weighted-average interest rate of approximately 5% at each date.

•	The allowance for loan losses was $27.4 million, or 2.40% of total loans, at March 31, 2014, compared to $27.8 million, or 2.47%, at December 31, 2013. The allowance included specific reserves allocated to impaired loans at each date (totaling $5.7 million and $6.1 million, respectively). Impaired loans (comprised of nonaccrual loans, accruing TDRs and one other accruing and performing loan) totaled $59.9 million at March 31, 2014, compared to $57.2 million at December 31, 2013.

•	REO decreased to $9.3 million at March 31, 2014 from $10.6 million at December 31, 2013, reflecting the sale of one property.

Net Interest and Dividend Income

The $1.2 million increase in net interest and dividend income was due to a higher net interest margin. The margin improved to 2.73% in Q1-14 from 2.37% in Q1-13, primarily due to a 41 basis point increase in the interest rate spread and a $14 million increase in net interest-earning assets. The higher spread reflected lower rates paid on new deposits and run-off of higher-cost legacy CDs, partially offset by payoffs of older, higher yielding loans coupled with new loan originations at lower market interest rates. Overall, our average cost of funds decreased by 54 basis points to 1.59% in Q1-14 from 2.13% in Q1-13, while our average yield on earning assets decreased by 13 basis points to 4.14% in Q1-14 from 4.27% in Q1-13. Total average interest-earning assets decreased by $24 million in Q1-14 from Q1-13, reflecting a $59 million decrease in total securities and overnight investments, partially offset by a $35 million increase in loans. At the same time, average deposits and borrowed funds decreased by $38 million, while average total stockholders’ equity decreased by $14 million (due to the repurchase of preferred stock during 2013, partially offset by an increase in average common equity).

Loans

The $15 million increase in loans reflected $66.8 million of new originations and $0.1 million of recoveries of prior charge offs, offset by $36.6 million of payoffs and $15.4 million of principal amortization and partial pay downs. New originations were comprised of $50 million of commercial real estate (CRE) loans, $15 million of multifamily loans and $2 million of loans secured by investor owned 1-4 family condominiums. CRE loans included $20 million of single tenant credit and $15 million of single tenant non-credit properties.

In Q1-14, new originations had a weighted-average rate, term and loan-to-value ratio of 4.76%, 7.0 years and 59%, respectively, compared to 4.60%, 5.1 years and 58%, respectively, for new loans in Q1-13. Nearly all of the new loans in both periods had fixed interest rates. Loans paid off in Q1-14 and Q1-13 had a weighted-average rate of 5.44% and 6.14%, respectively.

At March 31, 2014, the loan portfolio was concentrated in CRE loans and was comprised of 75% of loans secured by CRE, 18% secured by multifamily properties and 6% by investor owned 1-4 family condominiums. The single tenant category totaled $191 million at March 31, 2014, or approximately 22% of the total CRE loan portfolio.

Deposits

The $22 million increase in deposits reflected a $30 million increase in certificate of deposit accounts, partially offset by an $8 million decrease in total money market and checking accounts.

Termination of Agreement

As previously reported, on March 13, 2014, the Federal Reserve Bank of New York announced the termination of the written agreement dated as of January 14, 2011 between IBC and the FRB. The termination was effective March 7, 2014. As a result of this termination and the March 2013 termination of INB’s formal agreement with its primary regulator, neither the Company nor the Bank is subject to any formal or informal regulatory agreement.

Intervest Bancshares Corporation (IBC) is a bank holding company. Its operating subsidiary is Intervest National Bank (INB), a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. IBC’s Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA.

This release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may adversely affect our business, financial condition and results of operations. The following factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: changes in economic conditions and real estate values both nationally and in our market areas; changes in our borrowing facilities, volume of loan originations and deposit flows; changes in the levels of our non-interest income and provisions for loan and real estate losses; changes in the composition and credit quality of our loan portfolio; legislative or regulatory changes, including increased expenses arising therefrom; changes in interest rates which may reduce our net interest margin and net interest income; increases in competition; technological changes which we may not be able to implement; changes in accounting or regulatory principles, policies or guidelines; changes in tax laws and our ability to utilize our deferred tax asset, including NOL and AMT carryforwards; and our ability to attract and retain key members of management. Reference is made to IBC’s filings with the SEC for further discussion of risks and uncertainties regarding our business. Forward looking statements speak only as of the date they are made. We undertake no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise. Historical results are not necessarily indicative of our future prospects.

For further information, contact: Lowell S. Dansker, Chairman

Phone 212-218-2800 Fax 212-218-2808

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts)	Quarter Ended
	March 31,
Selected Operating Data:	2014	2013
Interest and dividend income	$15,513	$16,249
Interest expense	5,270	7,245

Net interest and dividend income	10,243	9,004
Credit for loan losses	(500)	(1,000)
Noninterest income	866	743
Noninterest expenses:
Provision for real estate losses	—	629
Real estate expenses (income), net	201	(986)
Operating expenses	4,572	4,138

Earnings before income taxes	6,836	6,966
Provision for income taxes	2,994	3,075

Net earnings before preferred dividend requirements	3,842	3,891
Preferred dividend requirements (1)	—	462

Net earnings available to common stockholders	$3,842	$3,429

Basic and diluted earnings per common share	$0.17	$0.16
Average shares used for basic earnings per share	21,991,451	21,832,200
Average shares used for diluted earnings per share (2)	22,220,501	21,854,455
Common shares outstanding at end of period	22,021,190	21,925,089
Common stock options/warrants outstanding at end of period (2)	1,029,478	1,069,022
Yield on interest-earning assets	4.14%	4.27%
Cost of funds	1.59%	2.13%
Net interest margin (3)	2.73%	2.37%
Return on average assets (annualized)	0.97%	0.95%
Return on average common equity (annualized)	7.74%	8.29%
Effective income tax rate	44%	44%
Efficiency ratio (4)	41%	42%
Average loans outstanding	$1,131,526	$1,096,881
Average securities outstanding	378,516	435,611
Average short-term investments outstanding	8,882	10,869
Average assets outstanding	1,585,025	1,638,065
Average interest-bearing deposits outstanding	$1,287,449	$1,325,942
Average borrowings outstanding	56,702	56,702
Average stockholders’ equity	198,669	212,510

	At Mar 31,	At Dec 31,	At Sep 30,	At Jun 30,	At Mar 31,
Selected Financial Condition Information:	2014	2013	2013	2013	2013
Total assets	$1,596,027	$1,567,796	$1,584,239	$1,596,639	$1,627,787
Cash and short-term investments	79,157	24,700	30,253	86,977	83,945
Securities held to maturity	346,425	383,937	416,321	410,986	409,184
Loans, net of unearned fees	1,142,231	1,127,522	1,100,277	1,056,191	1,081,482
Allowance for loan losses	27,418	27,833	26,777	26,455	28,210
Allowance for loan losses/net loans	2.40%	2.47%	2.43%	2.50%	2.61%
Deposits	1,303,972	1,282,232	1,298,403	1,293,175	1,318,215
Borrowed funds and accrued interest payable	56,769	57,570	57,165	56,760	63,373
Preferred stockholder’s equity	—	—	—	18,620	24,720
Common stockholders’ equity	201,644	196,991	192,288	193,155	190,545
Common book value per share (5)	9.16	8.99	8.77	8.64	8.48
Loan chargeoffs for the quarter	$—	$—	$—	$1,823	$115
Loan recoveries for the quarter	85	106	72	818	1,222
Real estate chargeoffs for the quarter	824	256	4,171	—	—
Security impairment writedowns for the quarter	—	—	273	325	366
Impaired Loans:
Nonaccrual loans (6)	$38,750	$35,903	$39,517	$39,069	$40,931
Accruing troubled debt restructured (TDR) loans (7)	13,337	13,429	11,381	11,464	13,906
Accruing performing loan	7,777	7,828	—	—	—
Real estate owned, net of valuation allowance	9,335	10,669	12,019	14,869	18,334
Investment securities on a cash basis	—	—	2,604	2,923	3,292
Loans 90 days past due and still accruing	—	4,087	18,403	5,285	5,916
Loans 60-89 days past due and still accruing	—	—	3,265	11,065	—
Loans 31-59 days past due and still accruing	10,927	2,642	—	—	12,998

(1)	Represents dividend requirements on cumulative preferred stock outstanding during the period plus amortization of related preferred stock discount.
(2)	Outstanding options/warrants to purchase 110,340 shares and 928,112 shares were not dilutive for the 2014 and 2013 periods, respectively.
(3)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would be 2.87% and 2.54%, respectively.
(4)	Represents operating expenses as a percentage of net interest and dividend income plus noninterest income.
(5)	Represents common stockholders’ equity less any preferred dividends in arrears (none at March 31, 2014, December 31, 2013 and September 30, 2013; $3.7 million at June 30, 2013 and $4.6 million at March 31, 2013) divided by common shares outstanding.
(6)	Include performing TDRs maintained on nonaccrual status, or cash basis, of $33 million, $33 million, $36 million, $36 million and $33 million, respectively.
(7)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments, or extension of maturity date. At March 31, 2014, all loans were performing and were yielding approximately 5% on a weighted average basis.

INTERVEST BANCSHARES CORPORATION

Consolidated Historical Financial Information

	At or For The Period Ended
($ in thousands, except per share amounts)	Quarter Ended Mar 31, 2014	Year Ended Dec 31, 2013	Year Ended Dec 31, 2012	Year Ended Dec 31, 2011	Year Ended Dec 31, 2010
Balance Sheet Highlights:
Total assets	$1,596,027	$1,567,796	$1,665,792	$1,969,540	$2,070,868
Cash and short-term investments	79,157	24,700	60,395	29,863	23,911
Securities held to maturity	346,425	383,937	443,777	700,444	614,335
Loans, net of unearned fees	1,142,231	1,127,522	1,107,466	1,163,790	1,337,326
Allowance for loan losses	27,418	27,833	28,103	30,415	34,840
Allowance for loan losses/net loans	2.40%	2.47%	2.54%	2.61%	2.61%
Deposits	1,303,972	1,282,232	1,362,619	1,662,024	1,766,083
Borrowed funds and accrued interest payable	56,769	57,570	62,930	78,606	84,676
Preferred stockholder’s equity	—	—	24,624	24,238	23,852
Common stockholders’ equity	201,644	196,991	186,323	173,293	162,108
Common book value per share (1)	9.16	8.99	8.44	8.07	7.61
Market price per common share	7.45	7.51	3.89	2.65	2.93
Asset Quality Highlights
Impaired Loans:
Nonaccrual loans	$38,750	$35,903	$45,898	$57,240	$52,923
Accruing troubled debt restructured loans	13,337	13,429	20,076	9,030	3,632
Accruing performing loan	7,777	7,828	—	—	—
Real estate owned, net of valuation allowance	9,335	10,669	15,923	28,278	27,064
Investment securities on a cash basis	—	—	3,721	4,378	2,318
Loans 90 days past due and still accruing	—	4,087	4,391	1,925	7,481
Loans 31-89 days past due and still accruing	10,927	2,642	15,497	28,770	11,364
Loan chargeoffs	—	1,938	3,152	9,598	100,146
Loan recoveries	85	2,218	840	155	883
Real estate chargeoffs	824	4,427	4,766	—	15,614
Impairment writedowns on security investments	—	964	582	201	1,192
Statement of Operations Highlights:
Interest and dividend income	$15,513	$63,616	$77,284	$92,837	$107,072
Interest expense	5,270	27,110	38,067	50,540	62,692

Net interest and dividend income	10,243	36,506	39,217	42,297	44,380
(Credit) provision for loan losses	(500)	(550)	—	5,018	101,463
Noninterest income	866	4,946	6,194	4,308	2,110
Noninterest expenses:
Provision for real estate losses	—	1,105	4,068	3,349	15,509
Real estate expenses (income), net	201	(836)	2,146	1,619	4,105
Operating expenses	4,572	15,584	16,668	15,861	19,069

Earnings (loss) before income taxes	6,836	26,149	22,529	20,758	(93,656)
Provision (benefit) for income taxes	2,994	11,655	10,307	9,512	(40,348)

Net earnings (loss) before preferred dividend requirements	3,842	14,494	12,222	11,246	(53,308)
Preferred dividend requirements	—	1,057	1,801	1,730	1,667

Net earnings (loss) available to common stockholders	$3,842	$13,437	$10,421	$9,516	$(54,975)

Basic earnings (loss) per common share	$0.17	$0.61	$0.48	$0.45	$(4.95)
Diluted earnings (loss) per common share	$0.17	$0.61	$0.48	$0.45	$(4.95)
Average common shares used to calculate:
Basic earnings (loss) per common share	21,991,451	21,894,030	21,566,009	21,126,187	11,101,196
Diluted earnings (loss) per common share	22,220,501	21,993,626	21,568,196	21,126,187	11,101,196
Common shares outstanding	22,021,190	21,918,623	21,589,589	21,125,289	21,126,489
Other ratios:
Net interest margin (2)	2.73%	2.39%	2.29%	2.18%	2.11%
Return on average assets	0.97%	0.90%	0.66%	0.56%	-2.42%
Return on average common equity	7.74%	7.58%	6.82%	6.74%	-32.20%
Effective income tax rate	44%	45%	46%	46%	43%
Efficiency ratio	41%	38%	37%	34%	41%

(1)	Represents common stockholders’ equity less any preferred dividends in arrears (none at March 31, 2014 and December 31, 2013, $4.2 million at December 31, 2012, $2.8 million at December 31, 2011 and $1.4 million at December 31, 2010) divided by common shares outstanding.
(2)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would be 2.87%, 2.56%, 2.59%, 2.31% and 2.17%, respectively.